Exhibit 99.1

Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2025 SECOND QUARTER RESULTS

Launches Beauty Reimagined, a Strategic Vision
to Restore Sustainable Sales Growth and Achieve Stronger Profitability
Expands the Profit Recovery and Growth Plan to Enable the Vision

New York, February 4, 2025 - The Estée Lauder Companies Inc. (NYSE: EL) today launched Beauty Reimagined, its new strategic vision, and reported its financial results for the second quarter ended December 31, 2024.
“Today, we are excited to launch Beauty Reimagined, a bold strategic vision to restore sustainable sales growth and achieve a solid double-digit adjusted operating margin over the next few years as we aim to become the best consumer-centric prestige beauty company,” said Stéphane de La Faverie, President and Chief Executive Officer. “While we recognize there is much work to do, we are confident that Beauty Reimagined is the way to realize our ambition. We are significantly transforming our operating model to be leaner, faster, and more agile, while taking decisive actions to expand consumer coverage, step-change innovation, and increase consumer-facing investments to better capture growth and drive profitability. Together with our talented employees, fundamental values, and incredible brands, Beauty Reimagined positions us to lead the prestige beauty industry once again.”
THE COMPANY’S ACTION PLAN PRIORITIES FOR BEAUTY REIMAGINED
•Accelerate best-in-class consumer coverage: Put the consumer at the heart of our business and rapidly expand our portfolio presence in consumer-preferred, high-growth channels, markets, media and price tiers to participate in key growth opportunities in prestige beauty.
•Create transformative innovation: Step-change innovation across prestige price tiers, to deliver fast-to-market, on-trend innovation focused on in-demand subcategories, benefits, and occasions.
•Boost consumer-facing investments: Increase visible advertising spending, optimize marketing programs and eliminate low-return activities to accelerate new consumer acquisition.
•Fuel sustainable growth through bold efficiencies: Expand Profit Recovery and Growth Plan to:
◦Address the impact of further volume deleverage since its inception, by (i) adopting a more competitive approach to procurement by further consolidating spending and strategically re-evaluating key supplier relationships, (ii) improving supply chain network efficiencies, and (iii) outsourcing of select services.
◦Fund consumer-facing investments to drive sales growth and position the Company for an accelerated return to a solid double-digit adjusted operating margin over the next few years.
•Reimagine the way we work: Remove complexity and simplify how we work to (i) allow greater focus on execution excellence for the consumer, (ii) unburden our smaller brands so that they can be more successful in our organization, while driving greater benefits of scale for our larger brands, and (iii) empower faster decision-making, in part through a flatter and leaner organization.

FISCAL 2025 SECOND QUARTER SELECT FINANCIAL RESULTS (unaudited)1,2

	Three Months Ended December 31		Percentage Change
($ in millions, except per share data)	2024	2023
Net Sales	$4,004	$4,279	(6)%
Organic Net Sales, Non-GAAP[1]	$4,022	$4,280	(6)%

Other Financial Results:
Gross Profit	$3,047	$3,125	(2)%
Gross Margin	76.1%	73.0%
Adjusted Gross Profit, Non-GAAP[1,2]	$3,047	$3,126	(3)%
Adjusted Gross Margin, Non-GAAP[1,2]	76.1%	73.0%

Operating Income (Loss)	$(580)	$574	(100+)%
Operating Margin	(14.5)%	13.4%
Adjusted Operating Income, Non-GAAP[1,2]	$462	$577	(20)%
Adjusted Operating Margin, Non-GAAP[1,2]	11.5%	13.5%

Diluted Net Earnings (Loss) Per Common Share	$(1.64)	$.87	(100+)%
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[1,2]	$.62	$.88	(29)%

•Net sales decreased 6% to $4.0 billion. Organic net sales decreased 6%.
•As Reported and Adjusted Gross margin expanded 310 basis points, to 76.1%, despite the decline in net sales, primarily driven by net benefits from the Company’s Profit Recovery and Growth Plan (“PRGP”).
•Operating margin declined to (14.5)% from 13.4% in the prior-year period, primarily reflecting $861 million from goodwill and other intangible asset impairments and $181 million from charges associated with restructuring and other activities. Adjusted operating margin contracted 200 basis points, to 11.5%. The net benefits from the Company’s PRGP partially mitigated its sales volume deleverage in the fiscal 2025 second quarter, while the Company strategically increased investments in consumer-facing activities.
•Effective tax rate was 9.2% compared with 37.6% in the prior-year period and adjusted effective tax rate was 42.6%.
•Diluted net earnings per common share decreased to net loss per common share of $1.64, compared with diluted net earnings per common share of $.87 in the prior-year period. Adjusted diluted net earnings per common share decreased to $.62.
•For the six months ended December 31, 2024, net cash flows provided by operating activities decreased to $387 million, compared with $937 million in the prior-year period, driven by lower pre-tax earnings, excluding non-cash items.
•Capital expenditures decreased to $273 million from $527 million in the prior-year period primarily due to the prior-year payments relating to the manufacturing facility in Japan.
•The Company paid dividends of $366 million.
1See pages 17 and 18 for reconciliation between GAAP and Adjusted Non-GAAP measures.
2Adjusted Non-GAAP measures are calculated based on Net Sales adjusted only for Returns associated with restructuring and other activities.

BEAUTY GAINS AND OPERATIONAL HIGHLIGHTS3
•Achieved prestige beauty share gains for the fiscal 2025 second quarter in some key markets:
◦U.S.: Skin Care, led by Clinique, and Hair Care, led by Bumble & bumble.
◦China: Makeup, led by Estée Lauder, as well as La Mer in Skin Care and Le Labo in Fragrance.
◦Japan: Fragrance, led by Le Labo, and Skin Care, led by La Mer. For calendar 2024, the Company newly ranked #1 in Fragrance in Japan.
•Ranked highly for 11.11 Global Shopping Festival, as Estée Lauder and La Mer held either #1 or #2 in Prestige Beauty and Luxury and Jo Malone London held either #1 or #2 in Fragrance across Douyin, JD, and TMall.
•Ranked highly during TikTok’s Black Friday and Cyber Monday Campaigns in the U.S., with Estée Lauder and The Ordinary among top-selling brands.
•Strengthened The Ordinary’s reach for new consumer acquisition:
◦Expanded presence in fast-growing channels with its December 2024 launch on the U.K. TikTok Shop and January 2025 launch in Amazon’s U.S. Premium Beauty store.
◦Launched an anti-aging serum at disruptive pricing with its GF 15% Solution in January 2025.
◦Expanded geographically with its January 2025 launch in Thailand and expected February 2025 launch in mainland China.
•Expanded Fragrance distribution with over 20 net new freestanding stores opened globally in the fiscal 2025 second quarter, led by Jo Malone London and Le Labo.
•Launched exciting innovations, including:
◦MACximal Sleek Satin Lipstick in October 2024.
◦Clinique introduced Clinique CX, a new advanced post-procedure treatment franchise for China in November 2024.
◦Estée Lauder’s Re-Nutriv longevity expansion into eye in January 2025.
•Jo Malone London partnered with GQ for the Men of Year Awards 2024 in November.
•Announced Fragrance Atelier location in Paris, France in December 2024; slated to open in 2025.
•Announced the opening of a new BioTech Hub in Belgium in December 2024 and a collaboration with the Massachusetts Institute of Technology in January 2025, to further accelerate the Company’s cutting-edge biotechnology innovations.
3Since the Company’s last earnings announcement.

FISCAL 2025 SECOND QUARTER RESULTS BY PRODUCT CATEGORY AND BY REGION

Results by Product Category (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
Skin Care	$1,921	$2,173	(12)%	—%	(12)%	$306	$415	(26)%
Makeup	1,150	1,167	(1)	1	(1)	(211)	30	(100+)
Fragrance	744	737	1	1	2	(446)	131	(100+)
Hair Care	159	173	(8)	—	(8)	(3)	(3)	—
Other	30	30	—	—	—	(45)	9	(100+)
Subtotal	$4,004	$4,280	(6)%	—%	(6)%	$(399)	$582	(100+)%
Returns/charges associated with restructuring and other activities	—	(1)				(181)	(8)
Total	$4,004	$4,279	(6)%	—%	(6)%	$(580)	$574	(100+)%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						181	8
Makeup - Goodwill and other intangible asset impairments						258	—
Fragrance - Other intangible asset impairments						549	—
Other - Other intangible asset impairments						54	—
Skin Care - Change in fair value of DECIEM acquisition-related stock options						—	(5)
Adjusted Operating Income - Non-GAAP						$462	$577	(20)%
[1]Percentages are calculated on an individual basis.
The product category net sales commentary below reflects organic net sales, excluding the negative impacts from foreign currency translation that are reflected in the preceding table. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Skin Care
•Skin Care net sales decreased 12%, primarily due to impacts from the overall challenging retail environments in Asia/Pacific and the Company’s Asia travel retail business, including ongoing pressure from subdued sentiment from Chinese consumers, which drove declines from Estée Lauder and La Mer.
•Skin Care operating income decreased, primarily due to the decline in net sales, partially offset by lower cost of sales and disciplined expense management.

Makeup
•Makeup net sales decreased 1%, primarily due to the declines from TOM FORD, reflecting the impacts from the overall challenging retail environment in Asia/Pacific and the Company’s Asia travel retail business, as noted above. In addition, net sales decreased from M·A·C and Smashbox, driven by their softness in the eye and face subcategories, respectively.
•The declines noted above were partially offset by high-single-digit growth from Clinique, reflecting growth across each geographic region, driven by the brand’s launch in Amazon’s U.S. Premium Beauty Store and the continued success from Almost Lipstick in Black Honey.
•Makeup operating results decreased, driven by $258 million of goodwill and other intangible asset impairments relating to TOM FORD and Too Faced.
Fragrance
•Fragrance net sales increased 2%, driven by the Company’s Luxury Brands4, led by Le Labo and its strong double-digit growth across each geographic region, partially offset by the decline from Estée Lauder, due in part to reduced shipments of holiday sets. The growth from Le Labo benefited from both hero products, such as its Classic Collection, innovation, such as Osmanthus 19, the City Exclusive scent for Kyoto, and targeted expanded consumer reach.
•Fragrance operating results decreased, primarily due to the $549 million other intangible asset impairment relating to TOM FORD.
Hair Care
•Hair Care net sales decreased 8%, primarily driven by Aveda, reflecting continued softness in the Company’s salon channel and the timing of shipments.
•Hair Care operating loss was flat, reflecting disciplined expense management and lower cost of sales, partially offset by the decline in net sales.

4In fiscal 2025, the Company expanded its Luxury fragrance brand portfolio with the launch of BALMAIN Beauty.

Results by Geographic Region (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
The Americas	$1,223	$1,242	(2)%	1%	—%	$(823)	$(55)	(100+)%
Europe, the Middle East & Africa	1,494	1,589	(6)	—	(6)	316	379	(17)
Asia/Pacific	1,287	1,449	(11)	—	(11)	108	258	(58)
Subtotal	$4,004	$4,280	(6)%	—%	(6)%	$(399)	$582	(100+)%
Returns/charges associated with restructuring and other activities	—	(1)				(181)	(8)
Total	$4,004	$4,279	(6)%	—%	(6)%	$(580)	$574	(100+)%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						181	8
The Americas - Goodwill and other intangible asset impairments						861	—
The Americas - Change in fair value of DECIEM acquisition-related stock options						—	(5)
Adjusted Operating Income - Non-GAAP						$462	$577	(20)%
[1]Percentages are calculated on an individual basis.
The geographic region net sales commentary below reflects organic net sales, excluding the negative impacts from foreign currency translation that are reflected in the preceding table. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

The Americas
•Net sales were flat, primarily driven by the decline in North America, reflecting retail softness from some brands that led to lower replenishment orders, offset by the launch of several brands in Amazon’s U.S. Premium Beauty Store. Net sales were flat in Latin America.
•Operating loss increased, primarily driven by $861 million of goodwill and other intangible asset impairments relating to TOM FORD and Too Faced, partially offset by lower cost of sales and the favorable year-over-year impact of net intercompany activity.
Europe, the Middle East & Africa
•Net sales decreased 6%, driven by the double-digit decline in the Company’s global travel retail business, reflecting the impacts from an overall challenging retail environment, including subdued sentiment from Chinese consumers. Mixed performance across the region’s markets resulted in flat overall net sales growth.
•Operating income decreased, primarily due to the decline in net sales and the unfavorable year-over-year impact of net intercompany activity, partially offset by lower cost of sales.

Asia/Pacific
•Net sales decreased 11%, primarily driven by the impacts from an overall challenging retail environment, including subdued consumer sentiment in mainland China, Korea and Hong Kong SAR. The net sales decline in Korea also reflects the strategic exit of Dr.Jart+ from the travel retail channel in November 2024.
•Operating income decreased, primarily driven by the decline in net sales and the year-over-year unfavorable impact of a change in policy related to local government subsidies in China.

QUARTERLY DIVIDEND
Today, the Company announced a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on March 17, 2025 to stockholders of record at the close of business on February 28, 2025.

PROFIT RECOVERY AND GROWTH PLAN (“PRGP”)
Through the fiscal 2025 second quarter the Company has realized more net benefits under the PRGP than expected, however, these benefits have been more than offset by sales volume deleverage, investments to restore sustainable growth, and inflation. As a result, the Company today announced it is expanding its PRGP, including the restructuring program. Actions under the plan are expected to be substantially executed in fiscal 2025 and 2026 and completed in fiscal 2027, with nearly all of the full run-rate benefits expected to be realized during fiscal 2027. The expanded plan is designed to further transform the Company’s operating model to fund a return to sales growth and restore a solid double-digit adjusted operating margin over the next few years, and continue to manage external volatility, such as potential tariff increases globally.

The expansion is focused on three key areas. First, the Company plans to adopt a more competitive approach to procurement, a key pillar of savings, by further consolidating spending and strategically re-evaluating key supplier relationships. Second, the Company plans to further improve efficiencies within its supply chain network through a zero-waste approach, aiming to improve demand forecasting and innovation planning to minimize excess inventory and product destruction. Third, the Company is outsourcing select services to proven global partners.

Restructuring Program of PRGP
Inclusive of January 2025 approvals, the Company has approved initiatives that account for approximately 90% of the total estimated gross benefits of $500 million initially targeted and communicated, demonstrating its ability and focus on execution.

Today, the Company announced it is also significantly expanding the restructuring component of the PRGP. Once fully implemented, the Company expects to take restructuring and other charges of between $1.2 billion and $1.6 billion, before taxes, consisting of employee-related costs, contract terminations, asset write-offs, and other costs associated with implementing these initiatives. The restructuring program is expected to yield annual gross benefits of between $0.8 billion and $1.0 billion, before taxes, to help restore operating margin and also fuel reinvestment in consumer facing areas to drive sustainable sales growth.

The Company now estimates a net reduction in positions of 5,800 to 7,000, including approvals to date. This net reduction takes into account the elimination of positions after retraining and redeployment of certain employees in select areas. Approvals for specific initiatives under this restructuring program, in total, are still expected to be completed by the end of fiscal 2026. The restructuring program’s focus includes (i) reorganization and rightsizing of certain areas and (ii) simplification and acceleration of processes, along with the newly added focus on (i) outsourcing of select services and (ii) evolution of go-to-market footprint and selling models.

OUTLOOK FOR FISCAL 2025 THIRD QUARTER
Given challenges in the Company’s Asia travel retail business, subdued consumer sentiment in China and Korea, and evolving global geopolitical uncertainty, the Company anticipates continued volatility and low visibility in the near term. Therefore, it is solely providing a fiscal 2025 third quarter outlook.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)
Three Months Ending
March 31, 2025(F)
As Reported - GAAP	(12%) - (10%)
Impact of foreign currency translation	2
Returns associated with restructuring and other activities(1)	—
Organic, Non-GAAP	(10%) - (8%)
(F)Represents forecast, using spot rates as of December 31, 2024.
(1)The net sales growth impact of returns associated with restructuring and other activities includes approvals to date. Additional returns associated with restructuring and other activities are anticipated as initiatives are approved throughout fiscal 2025.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Common Share (“EPS”) (Unaudited)
	Three Months Ending
	March 31
	2025(F)	2024	Growth
Forecasted/As Reported EPS - GAAP	$.04 - $.17	$.91	(96%) - (81%)
Non-GAAP
Restructuring and other charges(1)	.13 - .16	.04
Change in fair value of DECIEM acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	.02
Forecasted/Adjusted EPS - Non-GAAP	$.20 - $.30	$.97	(79%) - (69%)
Impact of foreign currency translation	.04
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$.24 - $.34	$.97	(75%) - (65%)
(F)Represents forecast, using spot rates as of December 31, 2024.
(1)The diluted net earnings per common share impact of restructuring and other charges includes approvals to date. Additional restructuring charges are anticipated as initiatives are approved throughout fiscal 2025.

Stéphane de La Faverie, President and Chief Executive Officer, said “While we are not satisfied with our third quarter outlook, it primarily reflects weak retail sales trends in our Asia travel retail business, which deteriorated in our second quarter driven by Korea. While our retail sales trends in Hainan were still negative in the second quarter, they improved sequentially, fueled by our retail activations. For the third quarter, we expect overall soft retail trends to persist in Asia travel retail, significantly pressuring our organic net sales despite the improvement we made with in-trade inventory levels in the first half of fiscal 2025, which we intend to maintain around current levels.”
de La Faverie emphasized, “In order to reignite our retail sales growth, we are strategically increasing consumer-facing investments around the world in the third quarter. We expect the benefits of the PRGP to both fund these investments and modestly offset the meaningful operating deleverage from the sales decline.”

The Company has reflected the following assumptions in its fiscal 2025 third quarter outlook:
•Strong double-digit net sales decline in the Company’s global travel retail business, reflecting the impacts from the overall challenging retail environment in Asia travel retail, including incremental pressures from changes in selling policies at several Korean retailers. This decline also reflects a difficult comparison to the prior-year period due to the resumption of replenishment orders.
•Excluding the Company’s global travel retail business: The Company’s net sales decline in the fiscal 2025 third quarter is expected to moderate from the second quarter, as retail trends, which while still negative, improved from the fiscal 2025 first quarter to the second. Given the Company’s increased investments in consumer-facing activities, it expects significant retail sales improvement in the fiscal 2025 third quarter.
•Moderate adjusted gross margin expansion, reflecting a favorable comparison due to a charge in the prior-year period triggered by the previous pull-down of production, partially offset by sales volume deleverage.
•An effective tax rate of approximately 36%, primarily reflecting the anticipated change in the Company’s geographical mix of earnings.
•Adjusted EPS decline, primarily due to the challenges in the Company’s global travel retail business.

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; competitive pressures; legal and regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on consumer preferences and the impact of changes being made in the organization, including those related to the PRGP. The Company is also mindful of, and monitoring, the potential impact of changes expected to be made as part of the PRGP on suppliers, retailers and others, and challenges relating to successfully outsourcing select services. Declines in net sales and profitability have, and may continue to, adversely impact the goodwill and other intangible assets associated with our brands, as well as long-lived assets, potentially resulting in impairments.

CONFERENCE CALL AND WEBCAST DETAILS
The Estée Lauder Companies will host a conference call at 8:30 a.m. (ET) today, February 4, 2025 to discuss its results for the fiscal 2025 second quarter. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 2499757).

The call and presentation will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations and will be available for replay until February 18, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.
Factors that could cause actual results to differ from expectations include, without limitation:
(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to how they perceive value and where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, the DECIEM family of brands, including The Ordinary and NIOD, and BALMAIN Beauty.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended December 31		Percentage Change	Six Months Ended December 31		Percentage Change
($ in millions, except per share data)	2024	2023		2024	2023
Net sales(A)	$4,004	$4,279	(6)%	$7,365	$7,797	(6)%
Cost of sales(A)	957	1,154	(17)	1,885	2,224	(15)
Gross profit	3,047	3,125	(2)	5,480	5,573	(2)
Gross margin	76.1%	73.0%		74.4%	71.5%

Operating expenses
Selling, general and administrative(B)	2,585	2,544	2	4,883	4,893	—
Restructuring and other charges(A)	181	7	100+	278	8	100+
Impairment of goodwill and other intangible assets(C)	861	—	100	861	—	100
Talcum litigation settlement agreements(D)	—	—	—	159	—	100
Total operating expenses	3,627	2,551	42	6,181	4,901	26
Operating expense margin	90.6%	59.6%		83.9%	62.9%

Operating income (loss)	(580)	574	(100+)	(701)	672	(100+)
Operating income (loss) margin	(14.5)%	13.4%		(9.5)%	8.6%

Interest expense	90	98	(8)	182	193	(6)
Interest income and investment income, net	23	40	(43)	58	81	(28)
Other components of net periodic benefit cost	3	(3)	100+	5	(5)	100+
Earnings (loss) before income taxes	(650)	519	(100+)	(830)	565	(100+)
Provision (benefit) for income taxes	(60)	195	(100+)	(84)	205	(100+)
Net earnings (loss)	(590)	324	(100+)	(746)	360	(100+)
Net earnings attributable to redeemable noncontrolling interest	—	(11)	100	—	(16)	100
Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$(590)	$313	(100+)%	$(746)	$344	(100+)%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share
Basic	$(1.64)	$.87	(100+)%	$(2.07)	$.96	(100+)%
Diluted	$(1.64)	$.87	(100+)%	$(2.07)	$.95	(100+)%

Weighted-average common shares outstanding
Basic	360.0	358.7		359.8	358.6
Diluted	360.0	360.0		359.8	360.3

(A)As a component of the Profit Recovery and Growth Plan (“PRGP”), communicated on November 1, 2023, on February 5, 2024, the Company announced a two-year restructuring program. The restructuring program’s main focus included the reorganization and rightsizing of certain areas of the Company’s business as well as simplification and acceleration of processes. The Company planned to substantially complete specific initiatives under the restructuring program through fiscal 2026. The Company expected that the restructuring program would result in restructuring and other charges totaling between $500 million and $700 million, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives.

After reviewing additional potential initiatives and the progress of previously approved initiatives, on February 3, 2025, the Company committed to the expansion of the PRGP, including an expansion of the restructuring program.

The expanded component of the restructuring program will begin during the Company’s fiscal 2025 third quarter with all initiatives to be approved by the end of fiscal 2026. Specific initiatives under the expanded component of the restructuring program are expected to be substantially completed by the end of fiscal 2027. The now expanded restructuring program’s focus includes (i) reorganization and rightsizing of certain areas and (ii) simplification and acceleration of processes, along with the newly added focus on (i) outsourcing of select services and (ii) evolution of go-to-market footprint and selling models.

The Company now expects that the restructuring program will result in restructuring and other charges totaling between $1.2 billion and $1.6 billion, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives.

Under the Post-COVID Business Acceleration Program (the “PCBA Program”), the Company approved specific initiatives through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. Additional information about the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

(B)For the three and six months ended December 31, 2023, the Company recorded $(5) million ($(4) million, less the portion attributable to redeemable noncontrolling interest and net of tax) and $3 million ($2 million, less the portion attributable to redeemable noncontrolling interest and net of tax), respectively, of expense (income) related to the change in fair value of DECIEM acquisition-related stock options.

(C)During the fiscal 2025 second quarter, the TOM FORD brand experienced lower-than-expected growth within key geographic regions and channels, including in mainland China, Asia travel retail and Hong Kong SAR. Also during the fiscal 2025 second quarter, the Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels. As a result, the Company made revisions to the internal forecasts relating to its TOM FORD brand and Too Faced reporting unit. Additionally, there were increases in the weighted average cost of capital for the TOM FORD brand and Too Faced reporting unit as compared to the prior-year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024.

The Company concluded that the changes in circumstances in the TOM FORD brand and Too Faced reporting unit, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of the TOM FORD trademark and the Too Faced trademark and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Too Faced’s long-lived assets, including customer lists, may not be recoverable.

Accordingly, the Company performed interim impairment tests for the TOM FORD and Too Faced trademarks and Too Faced goodwill as well as a recoverability test for the Too Faced long-lived assets as of December 31, 2024. As a result of these tests, the Company concluded that the carrying value of the trademark intangible assets exceeded their estimated fair values, and recorded an impairment charge of $773 million for TOM FORD and $75 million for Too Faced. The Company concluded that the carrying amounts of the long-lived assets for Too Faced were recoverable. Additionally, as a result of the interim impairment review, the remaining carrying value of Too Faced’s goodwill was not recoverable and the Company recorded an impairment charge of $13 million, reducing the carrying value to zero.

For the three and six months ended December 31, 2024, charges related to goodwill and other intangible asset impairments were $861 million ($674 million, net of tax), with an impact of $1.87 per common share.

(D)From the end of August 2024 through October 2024, the Company reached agreements with certain plaintiff law firms (collectively, the “talcum litigation settlement agreements”) for: (i) the resolution of pending cosmetic talcum powder matters handled by those firms as well as (ii) a process for resolving potential future cosmetic talcum powder claims expected to be brought on behalf of plaintiffs by those firms from January 1, 2025 through December 31, 2029, with annual capped amounts per year for each participating law firm. To account for the talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter for the amount agreed to settle the current claims and an estimated amount for potential future claims.

Results by Product Category (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
Skin Care	$3,450	$3,813	(10)%	—%	(10)%	$423	$452	(6)%
Makeup	2,188	2,229	(2)	—	(1)	(396)	(10)	(100+)
Fragrance	1,374	1,373	—	—	—	(386)	238	(100+)
Hair Care	298	321	(7)	—	(7)	(21)	(25)	16
Other	55	62	(11)	—	(11)	(34)	27	(100+)
Subtotal	$7,365	$7,798	(6)%	—%	(6)%	$(414)	$682	(100+)%
Returns/charges associated with restructuring and other activities	—	(1)				(287)	(10)
Total	$7,365	$7,797	(6)%	—%	(6)%	$(701)	$672	(100+)%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						287	10
Makeup - Goodwill and other intangible asset impairments						258	—
Fragrance - Other intangible asset impairments						549	—
Other - Other intangible asset impairments						54	—
Makeup - Talcum litigation settlement agreements						159	—
Skin Care - Change in fair value of DECIEM acquisition-related stock options						—	3
Adjusted Operating Income - Non-GAAP						$606	$685	(12)%
[1]Percentages are calculated on an individual basis.

Results by Geographic Region (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
The Americas	$2,410	$2,450	(2)%	1%	(1)%	$(991)	$(237)	(100+)%
Europe, the Middle East & Africa	2,724	2,841	(4)	(1)	(5)	406	523	(22)
Asia/Pacific	2,231	2,507	(11)	—	(11)	171	396	(57)
Subtotal	$7,365	$7,798	(6)%	—%	(6)%	$(414)	$682	(100+)%
Returns/charges associated with restructuring and other activities	—	(1)				(287)	(10)
Total	$7,365	$7,797	(6)%	—%	(6)%	$(701)	$672	(100+)%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						287	10
The Americas - Goodwill and other intangible asset impairments						861	—
The Americas - Talcum litigation settlement agreements						159	—
The Americas - Change in fair value of DECIEM acquisition-related stock options						—	3
Adjusted Operating Income - Non-GAAP						$606	$685	(12)%
[1]Percentages are calculated on an individual basis.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per common share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation between GAAP and Non-GAAP Net Sales (Unaudited)
	Three Months Ended December 31			Six Months Ended December 31
($ in millions, except per share data)	2024	2023	Percentage Change	2024	2023	Percentage Change
Net Sales	$4,004	$4,279	(6)%	$7,365	$7,797	(6)%
Non-GAAP Adjustments
Returns associated with restructuring and other activities	—	1		—	1
Adjusted Net Sales, Non-GAAP	4,004	4,280		7,365	7,798
Impact of foreign currency translation	18	—	(1%)	—	—	(1%)
Organic Net Sales, Non-GAAP[1]	$4,022	$4,280	(6)%	$7,365	$7,798	(6)%
[1]Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis.

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)[1]
	Three Months Ended December 31			Six Months Ended December 31
($ in millions, except per share data)	2024	2023	Percentage Change	2024	2023	Percentage Change
Gross Profit	$3,047	$3,125	(2)%	$5,480	$5,573	(2)%
Non-GAAP Adjustments
Restructuring and other activities	—	1		9	2
Adjusted Gross Profit, Non-GAAP	$3,047	$3,126	(3)%	$5,489	$5,575	(2)%

Gross Margin	76.1%	73.0%		74.4%	71.5%
Non-GAAP Adjustments
Restructuring and other activities	—	—		0.1	—
Adjusted Gross Margin, Non-GAAP	76.1%	73.0%		74.5%	71.5%

Operating Income (Loss)	$(580)	$574	(100+)%	$(701)	$672	(100+)%
Non-GAAP Adjustments
Restructuring and other charges	181	8		287	10
Goodwill and other intangible asset impairments	861	—		861	—
Talcum litigation settlement agreements	—	—		159	—
Change in fair value of DECIEM acquisition-related stock options	—	(5)		—	3
Adjusted Operating Income, Non-GAAP	$462	$577	(20)%	$606	$685	(12)%

Operating Margin	(14.5)%	13.4%		(9.5)%	8.6%
Non-GAAP Adjustments
Restructuring and other charges	4.5	0.2		3.9	0.1
Goodwill and other intangible asset impairments	21.5	—		11.7	—
Talcum litigation settlement agreements	—	—		2.2	—
Change in fair value of DECIEM acquisition-related stock options	—	(0.1)		—	—
Adjusted Operating Margin, Non-GAAP	11.5%	13.5%		8.2%	8.8%

Provision for Income Taxes	$(60)	$195	(100+)%	$(84)	$205	(100+)%
Effective Tax Rate ("ETR")	9.2%	37.6%		10.1%	36.3%
Tax Impact on Non-GAAP adjustments
Restructuring and other charges	40	2		62	2
Goodwill and other intangible asset impairments	187	—		187	—
Talcum litigation settlement agreements	—	—		35	—
Adjusted Provision for Income Taxes, Non-GAAP	$167	$197		$200	$207
Adjusted ETR, Non-GAAP	42.6%	37.7%		41.9%	35.8%

Diluted Net Earnings (Loss) Per Common Share	$(1.64)	$.87	(100+)%	$(2.07)	$.95	(100+)%
Non-GAAP Adjustments
Restructuring and other charges	.39	.02		.63	.02
Goodwill and other intangible asset impairments	1.87	—		1.87	—
Talcum litigation settlement agreements	—	—		.34	—
Change in fair value of DECIEM acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	(.01)		—	.01
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[2]	$.62	$.88	(29)%	$.77	$.98	(22)%
[1]Percentages are calculated on an individual basis.
[2]For the three and six months ended December 31, 2024 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 1.1 million shares and 1.2 million shares, respectively, were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the periods. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	December 31, 2024	June 30, 2024	December 31, 2023
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$2,586	$3,395	$3,939
Accounts receivable, net	1,611	1,727	1,752
Inventory and promotional merchandise	2,002	2,175	2,603
Prepaid expenses and other current assets	697	625	621
Total current assets	6,896	7,922	8,915
Property, plant and equipment, net	3,049	3,136	3,220
Operating lease right-of-use assets	1,891	1,833	1,819
Other assets	7,924	8,786	9,329
Total assets	$19,760	$21,677	$23,283

LIABILITIES AND EQUITY

Current debt	$4	$504	$1,500
Accounts payable	1,133	1,440	1,252
Operating lease liabilities	397	354	366
Other accrued liabilities	3,497	3,404	3,456
Total current liabilities	5,031	5,702	6,574
Long-term debt	7,276	7,267	6,640
Long-term operating lease liabilities	1,706	1,701	1,695
Other noncurrent liabilities	1,578	1,693	1,812
Total noncurrent liabilities	10,560	10,661	10,147
Redeemable noncontrolling interest	—	—	850
Total equity	4,169	5,314	5,712
Total liabilities and equity	$19,760	$21,677	$23,283

SELECT CASH FLOW DATA (Unaudited)

	Six Months Ended December 31
($ in millions)	2024	2023
Net earnings (loss)	$(746)	$360
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	415	408
Deferred income taxes	(292)	(83)
Impairment of goodwill and other intangible assets	861	—
Other items	193	174
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	79	(279)
Decrease in inventory and promotional merchandise	132	405
Decrease (increase) in other assets, net	(47)	44
Decrease in accounts payable and other liabilities, net	(208)	(92)
Net cash flows provided by operating activities	$387	$937

Other Investing and Financing Uses:
Capital expenditures	$(273)	$(527)
Settlement of net investment hedges	(20)	(26)
Payments to acquire treasury stock	(35)	(33)
Dividends paid	(366)	(474)
Proceeds of current debt, net	—	780
Repayments of commercial paper (maturities after three months)	—	(785)
Repayments of long-term debt	(502)	(5)

Supplemental cash flow information:
Cash paid for interest	$179	$188
Cash paid for income taxes	327	263

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